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                                                              Exhibit 99.(a)
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                           ONEOK INC. FINANCIAL NEWS
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ONEOK Inc.                               Contact: Weldon Watson, (918) 588-7158
Post Office Box 871
Tulsa, OK 74102-0871                    For Immediate Release December 12, 1996
(918) 588-7000
(NYSE Symbol: OKE)


                         ONEOK Inc., WESTERN RESOURCES
                          ANNOUNCE STRATEGIC ALLIANCE


                   STOCK TRANSACTION VALUED AT $660 MILLION,
             ONEOK BECOMES NINTH-LARGEST GAS DISTRIBUTOR IN NATION,
               WESTERN RESOURCES BECOMES LARGEST ONEOK SHAREOWNER


         TULSA, Oklahoma and TOPEKA, Kansas -- ONEOK Inc., (NYSE:OKE) and Western Resources (NYSE: WR) today announced a strategic alliance combining the natural gas assets of both companies. According to terms of the $660 million transaction, ONEOK will own and operate the natural gas assets of Western Resources located in Kansas and northeast Oklahoma. Western Resources will become the largest equity holder of ONEOK through a combination of common and convertible preferred stock.

         The strategic alliance will position each company to maximize its respective strengths as energy service companies. ONEOK will provide natural gas and Western Resources will provide electric energy products, security products and other unregulated services. The agreement, expected to be positive to earnings for both ONEOK's and Western Resources' shareowners in the first year, has received approval from both companies' boards of directors.

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         "As we continue to grow our respective companies, it is important to innovate," said John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer. "This strategic alliance allows us to market electricity, security and other unregulated services to a new set of customers -- ONEOK's 735,000 customers. In addition, Western Resources will pursue its plan to market electricity, security and natural gas nationally. Under this plan, ONEOK will procure natural gas for Western Resources' national marketing effort."

         "The strategic alliance positions the respective strengths of each management team to capitalize on the opportunities in a marketplace that is becoming more competitive," said Larry Brummett, ONEOK chairman of the board, president and chief executive officer. "Western Resources is an excellent company, with competitive electric costs and an innovative management. We are extremely pleased with this agreement and look forward to making it happen."

         Specific transaction terms include:

o ONEOK Inc. will receive all the natural gas assets of Western Resources, making it the ninth largest gas distribution company in the United States serving 1.4 million customers.

o ONEOK's independence is preserved by standstill provisions which define the rights and responsibilities of the respective companies. The standstill has an initial term of 15 years.

o Western Resources will receive approximately 3 million new shares of ONEOK common stock and preferred stock convertible upon necessary regulatory approvals into approximately another 19.3 million shares of ONEOK common stock.



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o        Western Resources will receive a preferred dividend of 1.5 times the underlying common dividend, but in no event less than $1.80 per preferred share per year for the first five years under the terms of the preferred stock.

o Upon closing, Western Resources will nominate two directors to the ONEOK board of directors. If the preferred stock converts to common, Western Resources may designate an additional two directors.


         The agreement requires approvals from ONEOK shareholders, the Oklahoma Corporation Commission, the Kansas Corporation Commission, and the Securities and Exchange Commission, and anticipated the transaction will close by mid-1997.

         Brummett said the transaction confirms ONEOK's strategy of pursuing strategic alliances or acquisition opportunities in natural gas distribution and energy-related businesses. Additionally, it strengthens ONEOK's balance sheet for future cash transactions.

         According to Hayes, the transaction significantly strengthens Western Resources' annual cash flow.

         The natural gas assets of Western Resources include natural gas distribution properties serving 624,000 customers encompassing two-thirds of Kansas and 36,000 customers in the northeastern corner of Oklahoma with 10,068 miles of pipeline; a natural gas transmission and gathering system with 976 miles of pipeline; a Kansas gas processing plant with a 15 million

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cubic feet million cubic feet per day capacity; and a 42 percent interest in a New Mexico plant with a 200 million cubic feet per day capacity; and a natural gas marketing company with a retail marketing focus.

         The assets of ONEOK Inc. include Oklahoma Natural Gas Company, a local natural gas distribution company providing gas service to 75 percent of Oklahoma with more than 735,000 customers and 18,520 miles of distribution, transmission and gathering pipeline; a natural gas wholesale marketing company serving the mid-continent region of the United States; and ownership interest in 15 Oklahoma gas processing plants with a net daily capacity of 335 million cubic feet; and a production company with more than 85.2 Bcf of natural gas reserves.

         The company's stock is traded on the New York Stock Exchange under the trading symbol of OKE. ONEOK has outstanding 27 million shares of common stock.

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Information is available on the Internet World Wide Web at http://www.ONEOK.com.